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                                                                     EXHIBIT 5.8


                      [SHEARMAN & STERLING LLP LETTERHEAD]



CONFIDENTIAL


To:      Case New Holland Inc.
         CNH Global, N.V.
         Tower B, 10th Floor
         World Trade Center, Amsterdam Airport
         Schiphol Boulevard 2171118 BH Amsterdam
         The Netherlands







                                                                   29 April 2005
                                                                        206387.5



              CASE NEW HOLLAND INC. FORM F-4 REGISTRATION STATEMENT

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form F-4 (the "REGISTRATION STATEMENT") being filed by Case New Holland Inc., a Delaware corporation (the "COMPANY"), CNH Global, N.V., a Netherlands public limited liability company (the "PARENT"), and certain subsidiaries of the Parent named therein as guarantors (collectively with the Parent, the "GUARANTORS"), including CNH Deutschland GmbH (the "GERMAN GUARANTOR") with the United States Securities and Exchange Commission (the "COMMISSION") under the United States Securities Act of 1933, as amended (the "SECURITIES ACT"), relating to the registration of USD 500,000,000 principal amount of the Company's 6% senior notes due 2009 (the "NEW 6% NOTES") and USD 1,050,000,000 principal amount of the Company's 9 1/4% senior notes due 2011 (the "NEW 9 1/4% NOTES" and, together with the New 6% Notes, the "NEW NOTES"), which are to be offered in exchange for an equivalent principal amount of presently outstanding 6% senior notes due 2009 (the "OLD 6% NOTES") and 9 1/4% senior notes due 2011 (the "OLD 9 1/4% NOTES" and, together with the Old 6% Notes, the "OLD NOTES"), respectively, all as more fully described in the Registration Statement. The Old Notes are, and the New Notes will be, guaranteed by the Guarantors (the "GUARANTEES" and each a "GUARANTEE"). Old Notes that are accepted in exchange for New Notes will be cancelled and retired.

The Old 6% Notes were and the New 6% Notes will be issued under an indenture, dated as of 18 May 2004 (the "6% NOTES INDENTURE"), by and among the Company, the Guarantors and JPMorgan Chase Bank as trustee (the "TRUSTEE"). The Old 9 1/4% Notes were and the New 9 1/4% Notes will be issued under an indenture, dated as of 1 August 2003, as supplemented by the first supplemental indenture dated as of 16 September 2003 (the "9 1/4% NOTES INDENTURE" and, together with the 6% Notes Indenture, the "INDENTURES"), by and among the Company, the Guarantors and the Trustee. The Indentures and the Guarantees are collectively referred to as the "DOCUMENTS".

We have acted as German counsel for the German Guarantor in connection with the execution and delivery of the Documents. Capitalized terms used and not defined herein are used herein as defined in the Documents.





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         In this connection, we have examined the following documents:

         (1)  a copy of the Registration Statement;

         (2)  a copy of each Indenture;

         (3)  a form of Guarantee;

         (4)  a form of the New Notes;

         (5)  for CNH Deutschland GmbH:

              - a copy of the certified Commercial Register excerpt (beglaubigte Abschrift) dated 13 April 2005;

              - a copy of the Articles of Association dated 4 December 2001 certified (beglaubigt) by the Commercial Registry on 13 April 2005;

              -   a copy of a Shareholders' Resolution dated 25 April 2005;

         (6) such other documents and such treaties, laws, rules, regulations and the like as we have deemed necessary as a basis for the opinions hereinafter expressed.

In our examination of the documents referred to above, we have assumed the authenticity of all such documents submitted to us as originals, the genuineness of all signatures, the capacity and due authority of the parties executing such documents (on the date of its respective execution) (other than in respect of the German Guarantor) and the conformity to the originals of all such documents submitted to us as copies. We have also assumed that each of the documents referred to above (on the date of its respective execution) has been duly authorized, executed and delivered, with all necessary power and authority (corporate and otherwise), by all parties thereto (other than in respect of the German Guarantor).

         In rendering this opinion, we have further assumed:

(a) that the New Notes will be issued, and the Guarantee will be executed, in conformity with the form of New Notes and the form of Guarantee that we reviewed (respectively);

(b) the accuracy of all statements of fact, including, but not limited to, the representations and warranties, and all opinions as to matters not covered by this opinion, contained in or made pursuant to the Documents, in each case including on the date of execution of each relevant Document;

(c) that on the date of execution of any Document no voluntary winding-up resolution or petition has been presented or an order has been made or rejected on grounds of insufficiency of assets (mangels Masse) by a court or by directly applicable law for the winding up, dissolution or administration of any party to the Documents and no application for the commencement of bankruptcy (Insolvenzantrag) or any other insolvency procedure has been made within the meaning of any applicable insolvency procedure with respect to any party to the Documents;

(d) that as of the date of this opinion (and on the date of execution of each relevant Document) and as a consequence of doing any act or thing which the Documents contemplate, permit or require, no party to the Documents is or will be deemed (or at the time of execution of any Document was or was deemed to be) unable to pay any of its debts when due (Zahlungsunfahigkeit) and none of the parties to the Documents are (or at the time of execution of any Document were) facing over-indebtedness (Uberschuldung) or are (or at

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         the time of execution of any Document were) subject to imminent illiquidity (drohende Zahlungsunfahigkeit);

(e) that no party enters (or at the time of execution of any Document entered) into the Documents or any transaction contemplated therein with the intention to prejudice, defraud or damage any creditor of any party to the Documents;

(f) that no creditor which is party to the Documents is (or at the time of execution of any Document was) aware of any circumstances which would indicate that or give reason to enquire further whether or not the German Guarantor is (or at the time of execution of any Document was) close to any of the events set forth in (d) above;

(g) that the Documents will, upon their due execution by all parties thereto create (or in respect of any Indenture created) legal, valid and binding obligations of each of the parties thereto (other than in respect of the German Guarantor), enforceable under all applicable laws and that the legality, validity and enforceability of the Documents will not be (and in respect of any Indenture was not) impaired by any other agreement or obligation of the parties thereto (other than the German Guarantor).

         Based upon the foregoing and subject to the qualifications set out herein, we are of the opinion that:

         (1) The German Guarantor is duly incorporated and validly existing under the laws of the Federal Republic of Germany.

         (2) The German Guarantor has full corporate power and authority to enter into the Guarantee and to perform its obligations thereunder.

         (3) All corporate action required pursuant to the Articles of Association (Gesellschaftsvertrag/Satzung) of the German Guarantor and pursuant to generally applicable corporate law to authorize the execution and delivery of the Guarantee on behalf of the German Guarantor and the performance of its obligations thereunder has been duly taken.

         (4) At the time of its respective execution, each Indenture has been duly authorized, executed and delivered by the German Guarantor.

         Our opinions are subject to the following qualifications:

(a) pursuant to several decisions of the German Federal Court of Justice (Bundesgerichtshof) with respect to Sections 30 and 31 of the German Act on Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschrankter Haftung, "GMBH-ACT"), a security interest (including a guarantee) granted by a German limited liability company ("GMBH") for the benefit of any affiliated company (within the meaning of sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz)), other than its direct or indirect subsidiaries (the "AFFILIATES"), to third party creditors (unaffiliated with the GmbH and its Affiliates)) may be held invalid pursuant to Section 138 of the German Civil Code (Burgerliches Gesetzbuch, "BGB"), and would therefore not be enforceable, if, at the time of the creation of the security interest, (i) the enforcement of the security interest would cause the GmbH's equity (Eigenkapital) to fall below the amount of its stated capital (Stammkapital) and (ii) the third party creditor and the Affiliates have acted in fraudulent conveyance (kollusives Zusammenwirken) to the detriment of the GmbH or other third party creditors of the GmbH. According to the German Federal Court of Justice, such fraudulent conveyance in particular exists when third party creditors and Affiliates are, at the time of the creation of the security interest, (i) aware (or should be aware when applying due diligence) of a threatened insolvency or other material adverse financial condition of the GmbH and (ii) intentionally (or acting with gross negligence) ignore such threatened insolvency or other material adverse financial condition of the GmbH, thereby resulting in a damage for the GmbH or other third party creditors of the GmbH.


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(b)      pursuant to recent decisions of the German Federal Court of Justice
         (Bundesgerichtshof) the shareholders of a German GmbH may be held personally liable for causing the insolvency of such GmbH (existenzvernichtender Eingriff). Therefore, German courts may determine that the validity and enforceability of claims of a third party creditor under the Documents against a GmbH may be limited or such claims may be void, as the case may be, if the execution of the Documents or the performance of the obligations of such GmbH under the Documents could be viewed as an insolvency-causing interference (existenzvernichtender Eingriff) by the shareholders of such GmbH and the third party creditor and the shareholders or sister companies have acted in fraudulent conveyance (kollusives Zusammenwirken) to the detriment of the GmbH or other third party creditors of the GmbH.

(c) our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), liquidation, reorganization, moratorium or similar law affecting creditors' rights generally, as well as general principles of German law, including, but not limited to, the principle of loyalty and good faith (Treu und Glauben).

Our opinions expressed above are limited to the law of the Federal Republic of Germany, and we do not express any opinion herein concerning any other law. Our opinions (1) through (3) (inclusive) above speak as of the date hereof and opinion (4) expressed above speaks as of the date of execution of the relevant Indenture.

We are furnishing this opinion letter to you solely for the purposes of the Registration Statement. This opinion letter is not to be used, circulated, quoted or referred to for any other purpose by any person, except that it may be relied upon by Sidley Austin Brown & Wood LLP.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters". In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the United States Securities Act or the related rules promulgated by the Commission thereunder.





                                              Very truly yours



                                              Shearman & Sterling LLP



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